Exhibit 21.1

Sancai Holding Group Ltd

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation
Sancai Limited	Seychelles
Sancai International Holding	Hong Kong
Xi’an Minglan Management Co., Ltd.	People’s Republic of China

VIE
Sancaijia Co., Ltd.	People’s Republic of China

Subsidiary of VIE
Sancaijia Technology Co., Ltd.	People’s Republic of China
Sancai Real Estate Co., Ltd.	People’s Republic of China
Xi’an Dacai Management Consulting Co., Ltd.	People’s Republic of China
Shanghai Wenxu Information Technology Co., Ltd.	People’s Republic of China
Caibaoyun Settlement Technology (Xi’an) Co., Ltd	People’s Republic of China
Sancaijia Property Industry Service Co., Ltd.	People’s Republic of China